Exhibit 99.1

PolarityTE’s Commitment During COVID-19

First and foremost, we hope you and your loved ones, along with everyone in your personal and professional community, are staying safe and healthy as we face uncertainty due to the novel coronavirus (COVID-19) pandemic. As partners in the healthcare community, we stand in solidarity with the healthcare professionals who, independently and collectively, continue to demonstrate their unwavering and selfless commitment to their patients. We offer profound gratitude for the bravery they demonstrate and the gravity of the work they are doing each day in service to us all during this unparalleled time.

While the situation related to COVID-19 remains an evolving one, we want to assure you that as an organization, we are evolving with it. During this unique time, we have implemented response plans, with the care and safety of our community at their center. We are steadfast in our commitment to doing the right thing; therefore, we have taken the following actions as they relate to our valuable partners—patients and their loved ones, our healthcare customers, and our employees.

Employees

Because the foundation of our strength lies within our people, we are closely following the guidance set forth by the Centers for Disease Control and Prevention (CDC), along with local and state health officials to guide our plans as they relate to our team of valued employees.

PolarityTE has enacted a comprehensive work from home (WFH) plan for all employees except for those deemed essential, such as our manufacturing and quality control personnel. During this time, it is paramount to us as an organization that we place the health and well-being of our employees-—along with that of their families, friends and communities—at the forefront of our response plan.

Healthcare Providers and Customers

Underpinning the work we do is our mission to partner with healthcare providers to advance patient care. While we are in an uncertain environment, we remain resolute in our commitment to serving our customers in a safe and responsible manner.

In an effort to continue to deliver information and customer support, we have implemented the following plans:

●	Our field sales and clinical science teams will continue to partner with healthcare customers to provide in-person case support in those instances where it is agreeable to the healthcare provider and/or the institution. In addition, our field teams will be able to provide additional customer support by web-conference, phone or email. Healthcare providers may proactively reach out to their local field representative or clinical science manager to receive ongoing support and information. While we are in uncertain times, we stand ready to continue to deliver the customer support and service our customers have come to expect from our team.

●	In collaboration with thought leaders in chronic wound and traumatic injury, we are finalizing plans for comprehensive professional education web-conference events. In addition, we are crystalizing opportunities for our customers to have one-on-one virtual conversations with our internal medical team.

Our customer-centric and patient-centric mission has not changed despite the environment we are in; we believe establishing web-conference and virtual professional education and support programs are an effective way for us to continue serving that mission.

Manufacturing

Because of the preparedness and dedication of our manufacturing organization, the process of making SkinTE™ will continue in accordance with relevant FDA regulations and without disruption at this time. We honor our obligation to continue providing product to the patients and providers whom we serve. Therefore, we will make these patients and customers a priority by returning SkinTE safely, securely, and reliably—just as our customers have come to expect.

Clinical Trials

We know there are disruptions in the healthcare system arising from the effort to meet the COVID-19 threat, which could affect our ongoing clinical trials and the development of plans for other trials. We are closely monitoring the progress of our clinical trials in order to evaluate whether there may be a change in timing or protocol required. Patient travel limitations and health concerns, limitations on elective or other procedures, or even site closures could affect our clinical trials, and at this time we cannot predict whether or how these, or any other factor in the changing healthcare system environment may impact our clinical trials.

Summary—We are in this together

We have taken these actions in an effort to work with you—our community of friends, colleagues and partners—as we navigate this unchartered territory. We believe the most effective way to serve all our valuable stakeholders starts with the approach we’ve outlined. However, our work does not end here; we will continue to monitor the dynamic COVID-19 situation and will adjust our plans as necessary to ensure the safety and care of our friends, colleagues, patients, caregivers and our healthcare customers. At this time, we do not know the impact COVID-19 may have on our business overall or within individual departments; what we do know is that we remain deeply committed to working together with you, our partners, to brave this time together.

Resources and Information

Contact PolarityTE: 800/560.3983

State of Utah Guidance: https://coronavirus.utah.gov/

Centers for Disease Control and Prevention: https://www.cdc.gov/coronavirus/2019-nCoV/index.html

World Health Organization: https://www.who.int/emergencies/diseases/novel-coronavirus-2019

Alliance of Wound Care Stakeholders Position Statement:

https://www.woundcarestakeholders.org/advocacy/submitted-comments/alliance-position-statement-covid-19-unintended-consequences

Centers for Medicare and Medicaid:

https://www.cms.gov/newsroom/press-releases/cms-releases-recommendations-adult-elective-surgeries-non-essential-medical-surgical-and-dental